Exhibit 99.1

Victory Capital Reports First-Quarter 2022 Financial Results and New $100 Million Share Repurchase Program

First Quarter 2022 Highlights

  Total Assets Under Management (AUM) of $178.1 billion1
  Long-term gross flows of $11.0 billion
  Long-term net inflows of $3.0 billion
  GAAP operating margin of 44.1%
  Adjusted EBITDA margin of 49.7%2
  GAAP net income of $0.97 per diluted share
  Adjusted net income with tax benefit of $1.23 per diluted share2
  Board authorizes regular $0.25 quarterly cash dividend and a new $100 million share repurchase program

SAN ANTONIO--(BUSINESS WIRE)--May 5, 2022--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or “the Company”) today reported financial results for the quarter ended March 31, 2022.

“We had positive organic growth momentum across all of our channels as we entered into 2022, and it continued through the end of the quarter. This was our third quarter, out of the last four, with positive net long-term inflows,” said David Brown, Chairman and Chief Executive Officer. “This is particularly gratifying, given the challenging macroeconomic and geopolitical backdrop during the period and the associated market disruptions. Our institutional, retail intermediary, as well as our direct investor business all achieved sequential and year-over-year improvement in both gross and net long-term asset flows. This culminated in quarterly gross sales of $11 billion and positive net long-term inflows of $3 billion during the quarter.

“Investment performance was also exceptional during the quarter. A majority of our strategies continued to outperform their benchmarks over the 1-, 3-, 5-, and 10-year periods. Through quarter-end, 78% and 83%, of our total AUM outperformed benchmarks over the critical 3-year and 5-year periods, respectively.

“Our variable cost structure enabled us to generate healthy profit margins in the first quarter. Margins were in line with previous guidance and our consolidated average fee rate decreased, as expected, due to a shift in product mix associated with the WestEnd Advisors (“WestEnd”) acquisition.

“Strong and predictable cash flow generation has allowed us to continue paying down debt at a fast pace. Since the beginning of the year, we have repaid a total of $90 million of debt. With our current $15 million share repurchase authorization nearing completion, the Board authorized a new $100 million share repurchase plan, which is the largest in our history. This new program provides us with flexibility to be more opportunistic with repurchase activity.

“As always, we continue to focus on our top priority, which is generating strong investment performance and serving our clients.”

[1]	Total AUM includes both discretionary and non-discretionary client assets.
[2]

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

The table below presents AUM, and certain GAAP and non-GAAP (“adjusted”) financial results. Due to rounding, AUM values and other amounts in this press release may not add up precisely to the totals provided.

(in millions except per share amounts or as otherwise noted)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Assets Under Management[1]
Ending	$178,098	$183,654	$154,331
Average	176,863	162,295	151,090

Long-term Flows[2]
Long-term Gross	$11,012	$5,481	$6,726
Long-term Net	3,043	(3,402)	(983)

Money Market/Short-term Flows
Money Market/Short-term Gross	$124	$84	$108
Money Market/Short-term Net	(53)	(98)	(191)

Total Flows
Total Gross	$11,136	$5,565	$6,833
Total Net	2,990	(3,500)	(1,174)

Consolidated Financial Results (GAAP)
Revenue	$230.0	$229.1	$212.9
Revenue realization (in bps)	52.7	56.0	57.2
Operating expenses	128.5	139.3	123.2
Income from operations	101.5	89.8	89.8
Operating margin	44.1%	39.2%	42.1%
Net income	71.3	69.7	65.2
Earnings per diluted share	$0.97	$0.94	$0.88
Cash flow from operations	74.8	112.1	79.6

Adjusted Performance Results (Non-GAAP)[3]
Adjusted EBITDA	$114.4	$114.9	$106.8
Adjusted EBITDA margin	49.7%	50.2%	50.2%
Adjusted net income	81.1	86.4	76.7
Tax benefit of goodwill and acquired intangible assets	9.3	7.3	6.9
Adjusted net income with tax benefit	90.4	93.7	83.6
Adjusted net income with tax benefit per diluted share	$1.23	$1.27	$1.13
___________________________
[1]	Total AUM includes both discretionary and non-discretionary client assets.
[2]	Long-term AUM is defined as total AUM excluding Money Market and Short-term assets.
[3]

The Company reports its financial results in accordance with GAAP. Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

AUM, Flows and Investment Performance

Victory Capital’s AUM decreased by $5.6 billion to $178.1 billion at March 31, 2022, compared with $183.7 billion at December 31, 2021. The decrease was due to negative market action of $8.3 billion, partially offset by net inflows of $3.0 billion. Total gross flows for the first quarter were $11.1 billion, including long-term gross flows of $11.0 billion.

As of March 31, 2022, Victory Capital offered 129 investment strategies through its 12 autonomous Investment Franchises and Solutions Platform. The table below presents outperformance against benchmarks by AUM as of March 31, 2022.

Percentage of AUM Outperforming Benchmark
Trailing	Trailing	Trailing	Trailing
1-Year	3-Years	5-Years	10-Years
68%	78%	83%	79%

First Quarter 2022 Compared with Fourth Quarter 2021

Revenue increased $0.9 million to $230.0 million, in the first quarter, compared with $229.1 million in the fourth quarter, due to additional revenue associated with the WestEnd acquisition, which closed on December 31, 2021, partially offset by two fewer days in the quarter and lower revenue realization due to changes in asset mix, resulting from the impact of WestEnd and lower average net assets. GAAP operating margin expanded 490 basis points in the first quarter to 44.1%, up from 39.2% in the fourth quarter, due to lower acquisition-related costs as a result of the WestEnd and New Energy Capital (“NEC”) acquisitions in the fourth quarter of 2021 and a non-cash $6.7 million difference in amounts recorded to the change in fair value of consideration payable for acquisitions, partially offset by continued investments to support future growth. First quarter GAAP net income rose 2% to $71.3 million, up from $69.7 million in the prior quarter. On a per-share basis, GAAP net income advanced 3% to $0.97 per diluted share in the first quarter, versus $0.94 per diluted share in the fourth quarter.

Adjusted net income with tax benefit decreased 3% to $90.4 million in the first quarter, down from $93.7 million in the fourth quarter. On a per-share basis, adjusted net income with tax benefit decreased 3% to $1.23 per diluted share in the first quarter, from $1.27 per diluted share in the prior quarter. Adjusted EBITDA decreased $0.6 million to $114.4 million in the first quarter compared to $114.9 million in the fourth quarter. Adjusted EBITDA margin contracted 50 basis points in the first quarter of 2022 to 49.7% compared with 50.2% in the prior quarter primarily due to higher seasonal payroll taxes and benefits.

First Quarter 2022 Compared with First Quarter 2021

Revenue for the three months ended March 31, 2022, rose 8% to $230.0 million, compared with $212.9 million in the same quarter of 2021. The increase was primarily due to higher average AUM partially offset by lower revenue realization as a result of the WestEnd acquisition.

GAAP operating margin was 44.1% in the first quarter, a 200 basis point increase from 42.1% in the same quarter of 2021. Operating expenses increased 4% to $128.5 million, compared with $123.2 million in the first quarter of 2021. The increase was primarily due to continued investments to support future growth as well as an increase in personnel expense from acquisitions, partially offset by a non-cash $6.0 million difference in amounts recorded to the change in fair value of consideration payable for acquisitions. GAAP net income rose 9% to $71.3 million, or $0.97 per diluted share, in the first quarter compared with $65.2 million, or $0.88 per diluted share, in the same quarter of 2021.

Adjusted net income with tax benefit advanced 8% to $90.4 million, or $1.23 per diluted share, in the first quarter, compared with $83.6 million, or $1.13 per diluted share in the same quarter last year. Adjusted EBITDA rose 7% to $114.4 million, compared with $106.8 million in the same quarter of 2021. Year-over-year, adjusted EBITDA margin contracted 50 basis points to 49.7% in the first quarter of 2022, compared with 50.2% in the same quarter last year.

Balance Sheet / Capital Management

During the first quarter, the Company reduced outstanding debt by an additional $70.0 million. The total debt outstanding as of March 31, 2022 was approximately $1,081 million and consisted of an existing term loan balance of $646 million and the 2021 Incremental Term Loans balance of $435 million. Subsequent to March 31, 2022, the Company reduced outstanding debt on the 2021 Incremental Term Loans by $20.0 million.

During the first quarter, the Company repurchased 293 thousand shares under its current share repurchase program, which is nearing completion. The Company’s Board of Directors approved a new common stock repurchase program authorizing the repurchase of up to $100 million of its common stock. Under the new program, which will commence immediately upon completion of the current program, the Company may purchase its shares from time to time until December 31, 2023 in privately negotiated transactions, through block trades, pursuant to open market purchases, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the SEC. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company's shares, trading volume, capital availability, Company performance and general economic and market conditions. The share repurchase program may be suspended or discontinued at any time.

The Company’s Board of Directors also approved a regular quarterly cash dividend of $0.25 per share. The dividend is payable on June 27, 2022, to shareholders of record on June 10, 2022.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call tomorrow morning, May 6, at 8:00 a.m. ET to discuss the results. Analysts and investors may participate in the question-and-answer session. To participate in the conference call, please call (888) 330-3571 (domestic) or (646) 960-0657 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. Prior to the call, a supplemental slide presentation that will be used during the conference call will be available on the Events and Presentations page of the Company’s investor relations website. For anyone who is unable to join the live event, an archive of the webcast will be available for replay shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $178.1 billion in assets under management as of March 31, 2022. It was ranked ninth on Fortune’s list of the 100 Fastest Growing Companies for 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include, without limitation, any statements preceded by, followed by or including words such as “target,” “believe,” “expect,” “aim,” “intend,” “may,” “anticipate,” “assume,” “budget,” “continue,” “estimate,” “future,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “will,” “can have,” “likely,” “should,” “would,” “could” and other words and terms of similar meaning or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond Victory Capital’s control such as the COVID-19 pandemic and its effect on our business, operations and financial results going forward, as discussed in Victory Capital’s filings with the SEC, that could cause Victory Capital’s actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements.

Although it is not possible to identify all such risks and factors, they include, among others, the following: reductions in AUM based on investment performance, client withdrawals, difficult market conditions and other factors such as a pandemic; the nature of the Company’s contracts and investment advisory agreements; the Company’s ability to maintain historical returns and sustain its historical growth; the Company’s dependence on third parties to market its strategies and provide products or services for the operation of its business; the Company’s ability to retain key investment professionals or members of its senior management team; the Company’s reliance on the technology systems supporting its operations; the Company’s ability to successfully acquire and integrate new companies; the concentration of the Company’s investments in long-only small- and mid-cap equity and U.S. clients; risks and uncertainties associated with non-U.S. investments; the Company’s efforts to establish and develop new teams and strategies; the ability of the Company’s investment teams to identify appropriate investment opportunities; the Company’s ability to limit employee misconduct; the Company’s ability to meet the guidelines set by its clients; the Company’s exposure to potential litigation (including administrative or tax proceedings) or regulatory actions; the Company’s ability to implement effective information and cyber security policies, procedures and capabilities; the Company’s substantial indebtedness; the potential impairment of the Company’s goodwill and intangible assets; disruption to the operations of third parties whose functions are integral to the Company’s ETF platform; the Company’s determination that Victory Capital is not required to register as an "investment company" under the 1940 Act; the fluctuation of the Company’s expenses; the Company’s ability to respond to recent trends in the investment management industry; the level of regulation on investment management firms and the Company’s ability to respond to regulatory developments; the competitiveness of the investment management industry; the level of control over the Company retained by Crestview GP; the Company’s status as an emerging growth company and a controlled company; and other risks and factors listed under "Risk Factors" and elsewhere in the Company’s filings with the SEC.

Such forward-looking statements are based on numerous assumptions regarding Victory Capital’s present and future business strategies and the environment in which it will operate in the future. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as required by law, Victory Capital assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Victory Capital Holdings, Inc. and Subsidiaries Unaudited Consolidated Statements of Operations (in thousands except per share data and percentages)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Revenue
Investment management fees	$179,465	$174,867	$160,284
Fund administration and distribution fees	50,554	54,255	52,665
Total revenue	230,019	229,122	212,949

Expenses
Personnel compensation and benefits	64,901	62,528	59,006
Distribution and other asset-based expenses	43,584	45,200	42,103
General and administrative	12,762	12,904	13,310
Depreciation and amortization	10,607	5,384	4,385
Change in value of consideration payable for acquisition of business	(3,500)	3,200	2,500
Acquisition-related costs	117	9,997	(164)
Restructuring and integration costs	9	85	2,053
Total operating expenses	128,480	139,298	123,193

Income from operations	101,539	89,824	89,756
Operating margin	44.1%	39.2%	42.1%

Other income (expense)
Interest income and other income (expense)	(207)	1,498	2,734
Interest expense and other financing costs	(9,233)	(5,799)	(6,845)
Loss on debt extinguishment	(1,555)	—	(2,781)
Total other income (expense), net	(10,995)	(4,301)	(6,892)

Income before income taxes	90,544	85,523	82,864

Income tax expense	(19,271)	(15,781)	(17,662)

Net income	$71,273	$69,742	$65,202

Earnings per share of common stock
Basic	$1.04	$1.02	$0.96
Diluted	0.97	0.94	0.88

Weighted average number of shares outstanding
Basic	68,747	68,378	67,761
Diluted	73,652	73,973	74,108

Dividends declared per share	$0.25	$0.17	$0.09

Victory Capital Holdings, Inc. and Subsidiaries Reconciliation of GAAP to Non-GAAP Measures[1] (unaudited; in thousands except per share data and percentages)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net income (GAAP)	$71,273	$69,742	$65,202
Income tax expense	(19,271)	(15,781)	(17,662)
Income before income taxes	$90,544	$85,523	$82,864
Interest expense	8,724	5,328	7,310
Depreciation	1,954	1,746	1,246
Other business taxes	590	383	374
Amortization of acquisition-related intangible assets	8,656	3,638	3,138
Stock-based compensation	2,633	2,499	4,636
Acquisition, restructuring and exit costs	(844)	15,188	4,389
Debt issuance costs	2,061	532	2,793
Losses from equity method investments	57	104	92
Adjusted EBITDA	$114,375	$114,941	$106,842
Adjusted EBITDA margin	49.7%	50.2%	50.2%

Net income (GAAP)	$71,273	$69,742	$65,202
Adjustment to reflect the operating performance of the Company
Other business taxes	590	383	374
Amortization of acquisition-related intangible assets	8,656	3,638	3,138
Stock-based compensation	2,633	2,499	4,636
Acquisition, restructuring and exit costs	(844)	15,188	4,389
Debt issuance costs	2,061	532	2,793
Tax effect of above adjustments	(3,274)	(5,560)	(3,832)
Adjusted net income	$81,095	$86,422	$76,700
Adjusted net income per diluted share	$1.10	$1.17	$1.03

Tax benefit of goodwill and acquired intangible assets	$9,322	$7,258	$6,918
Tax benefit of goodwill and acquired intangible assets per diluted share	$0.13	$0.10	$0.09

Adjusted net income with tax benefit	$90,417	$93,680	$83,618
Adjusted net income with tax benefit per diluted share	$1.23	$1.27	$1.13
[1]

The Company reports its financial results in accordance with GAAP. Adjusted EBITDA and Adjusted Net Income are not defined by GAAP and should not be regarded as an alternative to any measurement under GAAP. Please refer to the section “Information Regarding Non-GAAP Financial Measures” at the end of this press release for an explanation of Non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure.

Victory Capital Holdings, Inc. and Subsidiaries Unaudited Condensed Consolidated Balance Sheets (In thousands, except for shares)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$38,550	$69,533
Receivables	93,713	104,305
Prepaid expenses	7,914	6,654
Investments, at fair value	32,388	31,724
Property and equipment, net	24,760	25,295
Goodwill	981,805	981,805
Other intangible assets, net	1,341,140	1,349,797
Other assets	52,322	10,633
Total assets	$2,572,592	$2,579,746

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$47,587	$62,102
Accrued compensation and benefits	43,388	53,905
Consideration payable for acquisition of business	305,553	309,380
Deferred tax liability, net	76,176	63,120
Other liabilities	53,085	33,388
Long-term debt, net[1]	1,060,529	1,127,924
Total liabilities	1,586,318	1,649,819

Stockholders' equity
Common stock, $0.01 par value per share: 2022 - 600,000,000 shares authorized, 77,947,578 shares issued and 68,789,615 shares outstanding; 2021 - 600,000,000 shares authorized, 77,242,372 shares issued and 68,662,779 shares outstanding	779	772
Additional paid-in capital	678,812	673,572
Treasury stock, at cost: 2022 - 9,157,963 shares; 2021 - 8,579,593 shares	(171,954)	(153,200)
Accumulated other comprehensive income (loss)	22,171	5,972
Retained earnings	456,466	402,811
Total stockholders' equity	986,274	929,927
Total liabilities and stockholders' equity	$2,572,592	$2,579,746
[1]

Balances at March 31, 2022 and December 31, 2021 are shown net of unamortized loan discount and debt issuance costs in the amount of $20.7 million and $23.3 million, respectively. The gross amount of the debt outstanding was $1,081.2 million as of March 31, 2022 and $1,151.2 million as of December 31, 2021.

Victory Capital Holdings, Inc. and Subsidiaries Assets Under Management (unaudited; in millions except for percentages)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2021	2021
Beginning assets under management	$183,654	$159,889	$147,241	15%	25%
Gross client cash inflows	11,136	5,565	6,833	100%	63%
Gross client cash outflows	(8,145)	(9,065)	(8,007)	-10%	2%
Net client cash flows	2,990	(3,500)	(1,174)	N/A	N/A
Market appreciation (depreciation)	(8,250)	7,224	7,718	N/A	N/A
Realizations and distributions	(30)	—	—	N/A	N/A
Acquired assets / Net transfers[1]	(266)	20,042	547	N/A	N/A
Ending assets under management	178,098	183,654	154,331	-3%	15%
Average assets under management	176,863	162,295	151,090	9%	17%

[1]

The three months ended December 31, 2021 includes acquired assets of $795 million and $19.3 billion associated with the NEC and WestEnd acquisitions, which closed on November 1, 2021 and December 31, 2021, respectively. The WestEnd acquired assets had no economic impact on operations in 2021 and no effect on asset flows, revenues, or earnings in the fourth-quarter period ended December 31, 2021. The three months ended March 31, 2021 includes the transfer in of $547 million of assets associated with the THB Asset Management (“THB”) acquisition, which closed on March 1, 2021.

Victory Capital Holdings, Inc. and Subsidiaries Assets Under Management by Asset Class (unaudited; in millions)

For the Three Months Ended	By Asset Class
					Global /
	U.S. Mid	U.S. Small	Fixed	U.S. Large	Non-U.S.		Alternative	Total	Money Market/
	Cap Equity	Cap Equity	Income	Cap Equity	Equity	Solutions	Investments	Long-term	Short-term	Total
March 31, 2022
Beginning assets under management	$30,578	$20,094	$35,154	$15,766	$16,050	$60,364	$2,548	$180,554	$3,100	$183,654
Gross client cash inflows	2,433	1,118	1,604	126	1,241	2,802	1,688	11,012	124	11,136
Gross client cash outflows	(1,834)	(1,352)	(2,149)	(383)	(618)	(1,475)	(157)	(7,969)	(176)	(8,145)
Net client cash flows	599	(235)	(545)	(258)	624	1,327	1,531	3,043	(53)	2,990
Market appreciation (depreciation)	(655)	(1,381)	(1,541)	(1,083)	(1,096)	(2,470)	(28)	(8,255)	5	(8,250)
Realizations and distributions	—	—	—	—	—	—	(30)	(30)	—	(30)
Acquired assets / Net transfers	21	11	3	123	77	(565)	3	(327)	61	(266)
Ending assets under management	$30,543	$18,489	$33,071	$14,548	$15,654	$58,656	$4,025	$174,985	$3,113	$178,098

December 31, 2021[1]
Beginning assets under management	$29,798	$19,863	$36,931	$14,803	$15,840	$38,330	$1,158	$156,722	$3,166	$159,889
Gross client cash inflows	1,564	762	1,386	96	533	782	358	5,481	84	5,565
Gross client cash outflows	(2,617)	(1,205)	(3,077)	(367)	(577)	(968)	(73)	(8,883)	(182)	(9,065)
Net client cash flows	(1,053)	(443)	(1,691)	(271)	(44)	(186)	286	(3,402)	(98)	(3,500)
Market appreciation (depreciation)	1,840	942	133	1,025	291	2,959	23	7,213	10	7,224
Acquired assets / Net transfers[2]	(8)	(269)	(220)	209	(37)	19,262	1,081	20,020	22	20,042
Ending assets under management	$30,578	$20,094	$35,154	$15,766	$16,050	$60,364	$2,548	$180,554	$3,100	$183,654

March 31, 2021[1]
Beginning assets under management	$26,230	$18,368	$36,639	$14,230	$14,141	$33,676	$422	$143,706	$3,534	$147,241
Gross client cash inflows	1,741	1,072	2,025	98	646	839	304	6,726	108	6,833
Gross client cash outflows	(1,854)	(1,696)	(1,705)	(432)	(673)	(1,323)	(26)	(7,709)	(299)	(8,007)
Net client cash flows	(112)	(624)	320	(334)	(26)	(484)	278	(983)	(191)	(1,174)
Market appreciation (depreciation)	3,032	2,024	(219)	604	754	1,516	8	7,720	(2)	7,718
Acquired assets / Net transfers[3]	6	461	73	(52)	25	1	1	515	32	547
Ending assets under management	$29,156	$20,230	$36,813	$14,448	$14,894	$34,709	$709	$150,958	$3,373	$154,331
[1]

Beginning in January 2022, the Company’s “Other” asset class has been categorized to Solutions, Fixed Income, Global / Non-U.S. Equity, and Alternative Investments based on the underlying investment strategy. Additionally, all assets managed using alternative investment strategies are now included in the Company’s Alternative Investments asset class. Prior-period figures have been adjusted accordingly.

[2]

The three months ended December 31, 2021 includes acquired assets of $795 million and $19.3 billion associated with the NEC and WestEnd acquisitions, which closed on November 1, 2021 and December 31, 2021, respectively. The WestEnd acquired assets had no economic impact on operations in 2021 and no effect on asset flows, revenues, or earnings in the fourth-quarter period ended December 31, 2021.

[3]	The three months ended March 31, 2021 includes the transfer in of $547 million of assets associated with the THB acquisition, which closed on March 1, 2021.

Victory Capital Holdings, Inc. and Subsidiaries Assets Under Management by Vehicle (unaudited; in millions)

For the Three Months Ended	By Vehicle
			Separate
			Accounts and
	Mutual		Other Pooled
	Funds[1]	ETFs[2]	Vehicles[3]	Total
March 31, 2022
Beginning assets under management	$124,142	$4,871	$54,641	$183,654
Gross client cash inflows	6,590	543	4,003	11,136
Gross client cash outflows	(6,383)	(69)	(1,694)	(8,145)
Net client cash flows	207	474	2,308	2,990
Market appreciation (depreciation)	(5,964)	(99)	(2,187)	(8,250)
Realizations and distributions	—	—	(30)	(30)
Acquired assets / Net transfers	(266)	—	—	(266)
Ending assets under management	$118,119	$5,246	$54,733	$178,098

December 31, 2021
Beginning assets under management	$121,367	$4,371	$34,151	$159,889
Gross client cash inflows	4,289	260	1,016	5,565
Gross client cash outflows	(6,925)	(65)	(2,075)	(9,065)
Net client cash flows	(2,635)	195	(1,059)	(3,500)
Market appreciation (depreciation)	5,426	308	1,489	7,224
Acquired assets / Net transfers[4]	(15)	(3)	20,060	20,042
Ending assets under management	$124,142	$4,871	$54,641	$183,654

March 31, 20211
Beginning assets under management	$112,998	$3,976	$30,267	$147,241
Gross client cash inflows	5,465	240	1,128	6,833
Gross client cash outflows	(6,293)	(117)	(1,598)	(8,007)
Net client cash flows	(828)	123	(469)	(1,174)
Market appreciation (depreciation)	5,575	343	1,801	7,718
Acquired assets / Net transfers[5]	85	—	462	547
Ending assets under management	$117,830	$4,441	$32,061	$154,331
[1]	Includes institutional and retail share classes, money market and VIP funds.
[2]	Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.
[3]	Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and non-U.S. domiciled pooled vehicles.
[4]

The three months ended December 31, 2021 includes acquired assets of $795 million and $19.3 billion associated with the NEC and WestEnd acquisitions, which closed on November 1, 2021 and December 31, 2021, respectively. The WestEnd acquired assets had no economic impact on operations in 2021 and no effect on asset flows, average assets, revenues, or earnings in the fourth-quarter period ended December 31, 2021.

[5]	Includes the transfer in of $547 million of assets associated with the THB acquisition, which closed on March 1, 2021.

Information Regarding Non-GAAP Financial Measures

Victory Capital uses non-GAAP financial measures referred to as Adjusted EBITDA and Adjusted Net Income to measure the operating profitability of the Company. These measures eliminate the impact of one-time acquisition, restructuring and integration costs and demonstrate the ongoing operating earnings metrics of the Company. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to assess the operating performance of the Company.

Adjusted EBITDA

Adjustments made to GAAP Net Income to calculate Adjusted EBITDA, as applicable, are:

  Adding back income tax expense;
  Adding back interest paid on debt and other financing costs, net of interest income;
  Adding back depreciation on property and equipment;
  Adding back other business taxes;
  Adding back amortization expense on acquisition-related intangible assets;
  Adding back stock-based compensation expense associated with equity awards issued from pools created in connection with the management-led buyout and various acquisitions and as a result of equity grants related to the IPO;
  Adding back direct incremental costs of acquisitions, including restructuring costs;
  Adding back debt issuance cost expense;
  Adjusting for earnings/losses on equity method investments.

Adjusted Net Income

Adjustments made to GAAP Net Income to calculate Adjusted Net Income, as applicable, are:

  Adding back other business taxes;
  Adding back amortization expense on acquisition-related intangible assets;
  Adding back stock-based compensation expense associated with equity awards issued from pools created in connection with the management-led buyout and various acquisitions and as a result of any equity grants related to the IPO;
  Adding back direct incremental costs of acquisitions, including restructuring costs;
  Adding back debt issuance cost expense;
  Subtracting an estimate of income tax expense applied to the sum of the adjustments above.

Tax Benefit of Goodwill and Acquired Intangible Assets

Due to Victory Capital’s acquisitive nature, tax deductions allowed on acquired intangible assets and goodwill provide it with additional significant supplemental economic benefit. The tax benefit of goodwill and intangible assets represent the tax benefits associated with deductions allowed for intangible assets and goodwill generated from prior acquisitions in which the Company received a step-up in basis for tax purposes. Acquired intangible assets and goodwill may be amortized for tax purposes, generally over a 15-year period. The tax benefit from amortization on these assets is included to show the full economic benefit of deductions for all acquired intangible assets with a step-up in tax basis.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com